Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

AoChuang Holdings, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, $ 0.0001 par value per share	(1)	457(a)	6,900,000	$6.00	$41,400,000.00	0.0001381	$5,717.34

Total Offering Amounts:							$41,400,000.00		5,717.34
Total Fees Previously Paid:									1,273.05
Total Fee Offsets:									0.00
Net Fee Due:									$4,444.29

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Offering Note(s)

(1)	Calculated based on an estimate of the proposed maximum offering price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

Includes 900,000 ordinary shares that may be issued upon exercise of an option granted to the underwriters to cover over-allotments, if any.

In accordance with Rule 416(a), we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.